OLD WESTBURY FUNDS, INC.
INVESTMENT ADVISORY AGREEMENT

    THIS INVESTMENT ADVISORY AGREEMENT is made as of September 1, 2010, by and between Old Westbury Funds, Inc. (the "Fund"), a Maryland corporation with its principal place of business at 760 Moore Road, King of Prussia, Pennsylvania 19406, and Bessemer Investment Management LLC (the "Adviser"), a Delaware limited liability company with its principal place of business at 630 Fifth Avenue, New York, New York 10111.
    WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares in one or more series;
    WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and
    WHEREAS, the Fund desires that the Adviser perform investment advisory services for each series of the Fund listed on Schedule A hereto, as such Schedule A may be amended or supplemented from time to time by mutual agreement (each, a "Portfolio", and collectively, the "Portfolios"), and the Adviser is willing to perform those services on the terms and conditions set forth in this Agreement and desires to enter into an agreement to provide for investment advisory services to the Fund upon the terms and conditions hereinafter set forth;
    NOW, THEREFORE, the Fund and Adviser agree as follows:
    Section 1. The Fund. The Fund is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in its Articles of Incorporation, By-Laws and Registration Statement filed with the Securities and Exchange Commission (the "Commission") under the 1940 Act and the Securities Act of 1933, including the Prospectuses forming a part thereof and Statements of Additional Information relating to the Portfolios contained therein, and as may be supplemented from time to time, all in such manner and to such extent as may from time to time be authorized by the Fund's Board of Directors (the "Board"). The Board is authorized to issue any unissued shares in any number of additional classes or series. The Fund has delivered copies of the documents listed in this Section to the Adviser and will from time to time furnish the Adviser with any amendments thereof.
    Section 2. Appointment. The Fund hereby appoints the Adviser, subject to the direction and control of the Board, to manage the investment and reinvestment of the assets in the Portfolios and, without limiting the generality of the foregoing, to provide the services specified in Section 3 hereof.
    Section 3. Duties of the Adviser.
    (a) The Adviser shall provide investment advisory services, including but not limited to, making decisions with respect to all purchases and sales of securities and other investment assets for the Portfolios. Among other things, the Adviser shall make all decisions with respect to the Portfolios' investments in various securities or other assets, in investment styles and, if applicable, in other investment companies or pooled vehicles in which the Portfolios may invest. To carry out the services hereunder, the Adviser is hereby authorized, as agent and attorney-in-fact for the Fund, for the account of, at the risk of and in the name of the Portfolios, to place orders and issue instructions with respect to transactions of the Portfolios. In all purchases, sales and other transactions for the Portfolios, the Adviser is authorized to exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or performance of its duties and obligations under this Agreement including, but not limited to, executing on behalf of the Portfolios and the Fund such agreements and other documentation in connection with such purchases, sales or other transactions. The Fund acknowledges that the Fund and the Portfolios will be bound by such trading accounts established, and agreements and other documents executed.
    (b) The Adviser will report to the Board at each regular meeting thereof all material changes in the Portfolios since the prior report, and will also keep the Board informed of important developments affecting the Fund, the Portfolios and the Adviser, and on its own initiative will furnish the Board from time to time with such information as the Adviser may believe appropriate, whether concerning the individual companies whose securities are held by the Portfolios, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Portfolios maintain investments. The Adviser will also furnish the Board with such statistical and analytical information with respect to securities in the Portfolios as the Adviser may believe appropriate or as the Board reasonably may request.
    (c) The Adviser will from time to time employ or associate with such persons as the Adviser believes to be appropriate or necessary to assist in the execution of the Adviser's duties hereunder; provided, however, that, except as otherwise provided herein, the employment of or sub-contracting with any such person shall not relieve the Adviser of its responsibilities or liabilities hereunder; and provided further that the Adviser shall not have the authority to subcontract advisory responsibilities without the consent of the Fund. The cost of performance of such duties shall be borne and paid by the Adviser. No obligation may be imposed on the Fund in any such respect.
    (d) The Adviser shall pay its own expenses in connection with the services to be provided by it pursuant to this Agreement.
    Section 4. Delegation of Responsibilities. The Adviser may carry out any of its obligations under this Agreement by employing, subject to supervision by the Adviser, one or more sub-advisers who are registered as investment advisers pursuant to the Advisers Act (each, a "Sub-Adviser"). Each Sub-Adviser's employment will be evidenced by a separate written agreement approved by the Board and, if required under the 1940 Act, by the shareholders of the Portfolios (unless the Commission or its staff has given authorization or issued an interpretation or no-action letter dispensing with the requirement of shareholder approval). The Adviser shall not be liable hereunder for any act or omission of any Sub-Adviser, except for failure to exercise good faith in the employment of the Sub-Adviser and for failure to exercise appropriate supervision of such Sub-Adviser, and as may otherwise be agreed in writing. The Adviser shall be solely responsible for compensating any Sub-Adviser for services rendered under any sub-advisory agreement. The Adviser may, from time to time and at any time, terminate any Sub-Adviser and recommend to the Board the appointment of another Sub-Adviser or reassume the responsibilities assigned to any Sub-Adviser with respect to the Portfolios without obtaining the approval of the shareholders of the Portfolios unless expressly required by the federal securities laws.
    Section 5. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Adviser shall at all times comply with:
    (a) all applicable provisions of the 1940 Act, and any rules and regulations adopted thereunder;
    (b) the provisions of the Registration Statement of the Fund, as it may be amended from time to time, under the 1940 Act;
    (c) the provisions of the Articles of Incorporation of the Fund, as they may be amended from time to time;
    (d) the provisions of the By-Laws of the Fund, as they may be amended from time to time, or resolutions of the Board that may be adopted from time to time;
    (e) the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Fund or the Portfolios; and
    (f) any other applicable provisions of state or federal law.
    Section 6. Broker-Dealer Relationships. In connection with the performance of its services hereunder, the Adviser is responsible for opening accounts with brokers, dealers and futures commission merchants ("broker-dealers"), selecting brokers, dealers and futures commission merchants to effect all transactions for the Portfolios, placing all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiating commissions, if applicable. To the extent consistent with applicable law and the investment objectives of the Portfolios, the Adviser may purchase or sell orders for the Portfolios with contemporaneous purchase or sell orders of other clients of the Adviser and its affiliates. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolios and to other clients. The Adviser will seek to obtain best execution of transactions for the Portfolios at prices which are advantageous to the Portfolios and at commission rates that are reasonable in relation to the benefits received. To the extent consistent with Section 28(e) of the Securities Exchange Act of 1934, the Adviser may pay a broker-dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker-dealer would have charged for effecting such transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker-dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser has with respect to the Portfolio, as well as to other accounts over which the Adviser exercises investment discretion. Not all such services or products need be used by the Adviser in managing the Portfolios.
    Section 7. Expenses of the Portfolios. All of the ordinary business expenses incurred in the operations of the Portfolios and the offering of their shares shall be borne by the Portfolios unless specifically provided otherwise in this Agreement or another written agreement between the Adviser and the Fund. These expenses borne by the Portfolios include, but are not limited to, brokerage commissions, taxes, legal, auditing and governmental fees, expenses relating to trustees and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Portfolios and the cost of printing copies of the Prospectuses and Statements of Additional Information distributed to the Portfolios' shareholders.
    Section 8. Compensation. As compensation for the advisory services provided under this Agreement, the Fund shall pay the Adviser fees at the annual rates indicated on Schedule A hereto, as such Schedule A may be amended or supplemented from time to time. The Adviser's fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly in arrears to the Adviser.
    Section 9. Standard of Care. The Fund shall expect of the Adviser, and the Adviser will give the Fund the benefit of, the Adviser's best judgment and efforts in rendering its services to the Fund. As an inducement to the Adviser's undertaking these services at the compensation level specified, the Adviser shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser, or any of its officers, directors, employees or agents, in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.
    Section 10. Non-Exclusivity. The services of the Adviser to the Portfolios are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of the Adviser may serve as officers or directors of the Fund, and that officers or directors of the Fund may serve as officers or directors of the Adviser, to the extent that such services may be permitted by law, and that the officers and directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.
    Section 11. Books and Records. The Adviser shall, with respect to orders the Adviser places for the purchase and sale of portfolio securities of the Portfolios, maintain or arrange for the maintenance of the documents and records required pursuant to Rule 31a-1 under the 1940 Act as well as such records as the Fund's Administrator reasonably requests to be maintained, including, but not limited to, trade tickets and confirmations for portfolio trades. All such records shall be maintained in a form acceptable to the Fund and in compliance with the provisions of Rule 31a-1 or any successor rule. All such records will be the property of the Fund and will be available for inspection and use by the Fund. The Adviser will promptly notify the Fund's Administrator if it experiences any difficulty in maintaining the records in an accurate and complete manner.
    Section 12. Term of the Agreement. This Agreement shall become effective with respect to each of the respective Portfolios on such date as it is approved in accordance with the requirements of the 1940 Act, and shall initially continue for one year, and thereafter continue from year to year, provided that the continuation of the Agreement is specifically approved at least annually:
    (a) (i) by the Fund's Board of Directors or (ii) by the vote of "a majority of the outstanding voting securities" of the Portfolios (as defined in Section 2(a)(42) of the 1940 Act), and
    (b) by the affirmative vote of a majority of the Fund's Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Directors of the Fund), by votes cast in person at a meeting specifically called for such purpose.
    This Agreement, at such time as it is approved in accordance with the requirements of the 1940 Act, shall supersede any and all investment advisory agreements between the Fund and the Adviser.
    Section 13. Termination. As required under the 1940 Act, this Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the particular Portfolio), or by the Adviser on sixty (60) days' written notice. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement will immediately terminate in the event of its assignment. This Agreement may also be terminated immediately by the Fund or the Adviser in the event that the other party (i) breaches a material term of this Agreement or (ii) commits a material violation of any governing law. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meanings as such terms have in the 1940 Act, as modified or interpreted by the Commission or its staff in rules, regulations, interpretations or no-action letters.
    Section 14. Indemnification by the Adviser. The Fund shall not be responsible for, and the Adviser shall indemnify and hold the Fund and the Portfolios harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties on the part of the Adviser or any of its officers, directors, employees or agents.
    Section 15. Indemnification by the Fund. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties hereunder on the part of the Adviser or any of its officers, directors, employees or agents, the Fund hereby agrees to indemnify and hold harmless the Adviser and its officers, directors, employees and agents against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, arising from the advertising, solicitation, sale, purchase or pledge of securities, whether of the Fund or other securities, undertaken by the Portfolios or their officers, directors, employees or affiliates, resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Portfolios or their officers, directors, employees or affiliates. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall constitute a waiver or limitation of any rights which a Portfolio may have and which may not be waived under any applicable federal or state securities laws.
    Section 16. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund shall be Old Westbury Funds, Inc., 760 Moore Road, King of Prussia, Pennsylvania 19406, Attn: President, and that of the Adviser shall be Bessemer Investment Management LLC, 630 Fifth Avenue, New York, New York 10111, Attn: General Counsel.
    Section 17. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such terms or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission, interpretations of the Commission or its staff, or Commission staff no-action letters issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The duties and obligations of the parties under this Agreement shall otherwise be governed by and construed in accordance with the laws of the State of New York.
    Section 18. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. If shareholder approval of an amendment is required under the 1940 Act, no such amendment shall become effective until approved by a vote of the majority of the outstanding shares of the affected Portfolio(s). Otherwise, a written amendment of this Agreement is effective upon the approval of the Board of Directors of the Fund and the Adviser.
    Section 19. Old Westbury Name. The Adviser and the Fund each agree that the name "Old Westbury" or any variants thereof, which comprises a component of the Fund's name, is a property right of the parent of the Adviser. The Fund agrees and consents that: (i) it will use the words "Old Westbury" or any variants thereof as a component of its corporate name, the name of any series or class, or all of the above, and for no other purpose;
(ii) it will not grant to any third party the right to use the name "Old Westbury" of any variant thereof for any purpose;
(iii) the Adviser or any corporate affiliate of the Adviser may use or grant to others the right to use the words "Old
Westbury," or any variant or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, other than a grant of such right to another registered investment company not advised by the Adviser or one of its affiliates; and (iv) in the event that the Adviser or an affiliate thereof is no longer acting as investment adviser to any Portfolio or class of a Portfolio, the Fund shall, upon request by the Adviser, promptly take such action as may be necessary to change its corporate name to one not containing the words "Old Westbury" or any variant thereof and following such change, shall not use the words "Old Westbury," or any variant thereof, as a part of its corporate name or for any other commercial purpose, and shall use its best efforts to cause its trustees, officers and shareholders to take any and all actions that the Adviser may request to effect the foregoing and to reconvey to the Adviser any and all rights to such words.
    Section 20. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

OLD WESTBURY FUNDS, INC.
By: /s/ Peter Artemiou
    Peter C. Artemiou
    Vice President & Treasurer


BESSEMER INVESTMENT
   MANAGEMENT LLC
By:  /s/ Marc D. Stern
Marc D. Stern
President


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                      SCHEDULE A

PORTFOLIO                          ADVISORY FEE RATE
                                   AVERAGE NET ASSETS

U.S. Large Cap Fund               First $500 million - 0.70%
                                  Second $500 million to $1
                                  billion - 0.65%
                                  Over $1 billion - 0.60%

Non-U.S. Large Cap Fund           First $500 million - 0.80%
                                  Second $500 million to $1
                                  billion - 0.75%
                                  Over $1 billion - 0.70%

Fixed Income Fund                 First $500 million - 0.45%
                                  Second $500 million to $1
                                  billion - 0.40%
                                  Over $1 billion - 0.35%

Municipal Bond Fund               First $500 million - 0.45%
                                  Second $500 million to $1
                                  billion - 0.40%
                                  Over $1 billion - 0.35%

Global Small & Mid Cap Fund       0.85%

Real Return Fund                  0.85%

Global Opportunities Fund         First $1.25 billion - 1.10%
                                  Second $1.25 billion to $2.5
                                  billion - 1.05%
                                  Over $2.5 billion - 1.00%